Exhibit 16.1

July 29, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the “Change in Independent Accountant” disclosure within Desert Peak Minerals Inc.’s Form S-1 dated July 29, 2021, and have the following comments:

1.	We agree with the statements made in the first three paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the fourth paragraph.

Yours truly,

DELOITTE & TOUCHE LLP